Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-202218-02

$1.262B+ MERCEDES-BENZ AUTO LEASE TRUST 2015-B **Final Pricing Details**

JT-BOOKS: Citi (str), BNP Paribas, SMBC Nikko
CO-MGRS : Lloyds, Mizuho

CLS	AMT($MM)	WAL	S/F	E.FIN	L.FIN	BNCH	LNCH	CPN	YLD	PRICE

A1	272.00	0.29	A-1+/F1+	06/15/16	11/15/16	Yld		0.43%	0.43%	100.00000
A2A	272.50	1.01	AAA/AAA	04/17/17	01/16/18	EDSF	+53	1.00%	1.011%	99.99108
A2B	272.50	1.01	AAA/AAA	04/17/17	01/16/18	1mL	+52			100.00000
A3	295.00	1.72	AAA/AAA	11/15/17	07/16/18	EDSF	+68	1.34%	1.346%	99.99621
A4	150.36	2.16	AAA/AAA	02/15/18	05/17/21	IntS	+77	1.53%	1.539%	99.99134

TICKER	: MBALT 2015-B
REGISTRATION	: SEC-REG
EXPECTED RATINGS	: S/F
SETTLE	: 10/28/15
PXG SPEED	: 100% PPC TO MATURITY
FIRST PAY	: 11/16/15
ERISA ELIGIBLE	: YES
BILL & DELIVER	: CITI
MIN DENOMS	: $1K x $1K
DELIVERY	: DTC/CLEARSTREAM/EUROCLEAR

CUSIPS
58769AAA4
58769AAB2
58769AAC0
58769AAD8
58769AAE6

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